Hannon Armstrong Announces Fourth Quarter and Full Year 2021 Results, Increases and Extends Guidance, and Increases Dividend
ANNAPOLIS, Md., February 17, 2022 -- (BUSINESS WIRE) -- Hannon Armstrong Sustainable Infrastructure Capital, Inc. ("Hannon Armstrong," "we," "our" or the "Company") (NYSE: HASI), a leading investor in climate solutions, today reported results for the fourth quarter and full year of 2021.

Financial Highlights
•Delivered $1.51 GAAP EPS on a fully diluted basis in 2021, compared with $1.10 in 2020
•Delivered $1.88 Distributable EPS on a fully diluted basis in 2021, compared to $1.55 Distributable EPS in 2020, representing 21% year-on-year growth
•Grew Portfolio 24% in 2021 to $3.6 billion and managed assets 22% to $8.8 billion as of the end of 2021
•Reported GAAP-based Net Investment Income of $11 million in 2021, compared to $29 million in 2020
•Increased Distributable Net Investment Income in 2021 by 52% year-on-year to $134 million, compared to $88 million in 2020
•Closed $1.7 billion of investments in 2021, compared to $1.9 billion in 2020, resulting in a five-year average of $1.4 billion
•Reported pipeline of greater than $4 billion as of the end of 2021, compared to greater than $3 billion as of the end of 2020
•Increased our unsecured line of credit commitment to $600 million and extended its duration to three years
•Increased dividend to $0.375 per share for the first quarter of 2022, representing a 7% increase over the dividend declared in the fourth quarter of 2021

Guidance
•Increased and extended guidance that annual distributable earnings per share is expected to grow at a compound annual rate of 10% to 13% from 2021 to 2024, relative to the 2020 baseline of $1.55 per share, which is equivalent to a 2024 midpoint of $2.40 per share
•Increased and extended guidance that annual dividends per share is expected to grow at a compounded annual rate of 5% to 8%

ESG Highlights

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•Declared Social Dividend of $1.6 million in the first quarter of 2022 to support Hannon Armstrong Foundation climate justice initiatives
•Received 2021 Corporate Governance Award for Best ESG Reporting
•Estimated more than 800,000 metric tons of carbon emissions will be avoided annually by our transactions closed in 2021, equating to a CarbonCount® score of 0.5 metric tons per $1,000 invested

"In the face of macroeconomic and industry headwinds, we had another outstanding year, growing distributable earnings per share by 21% through strong growth in our portfolio and the resulting net investment income," said Jeffrey W. Eckel, Hannon Armstrong Chairman and Chief Executive Officer. "The confidence we have in this business to continue this strong performance causes us to raise and extend guidance for distributable earnings to 10% to 13% and dividends to 5% to 8% per share annually through 2024."
"We believe our strong financial performance is in part due to our ESG leadership, which attracts and retains the best, mission-aligned people and clients. Our team continues to innovate on our CarbonCount metric for measuring the efficiency of our capital to reduce carbon as well the Hannon Armstrong Foundation's contributions at the intersection of social justice and climate action."

A summary of our results is shown in the table below:

	For the three months ended December 31, 2021		For the three months ended December 31, 2020
	$ in thousands	Per Share (Diluted)	$ in thousands	Per Share (Diluted)
GAAP Net Income	$62,420	$0.71	$24,925	$0.32
Distributable earnings	40,687	0.47	29,325	0.37
	For the year ended December 31, 2021		For the year ended December 31, 2020
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net Income	$126,579	$1.51	$82,416	$1.10
Distributable earnings	158,723	1.88	117,500	1.55

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Financial Results
"We continue to reduce our cost of funds and strengthen our margins while expanding our well-diversified and flexible funding platform. We raised over $1.5 billion in CarbonCount-based debt, including an upsized unsecured revolving credit facility, a Commercial Paper Program, and a green bond offering," said Jeffrey A. Lipson, Chief Financial Officer and Chief Operating Officer.
“With these and the other pillars of our funding platform in place, we now have over $850 million of potential liquidity available to fund our forward flow commitments in addition to other anticipated growth opportunities.”

Comparison of the year ended December 31, 2021 to the year ended December 31, 2020
Total revenue increased by $26 million, or 14%. Gain on sale and fee income increased by $15 million, or 23%, and interest and rental income increased by $11 million, or 9%. These increases were primarily driven by higher yielding assets and a larger portfolio as well as a change in the volume and mix of assets that were securitized, partially offset by lower advisory fee generating opportunities.
Interest expense increased $30 million, or 32%, due to a one-time loss of $15 million on the redemption of the 2024 senior unsecured notes, as well as additional expense from a larger average outstanding debt balance partially offset by a lower cost of debt. We recorded a $0.5 million provision for loss on receivables based on loans and loan commitments during the year in accordance with CECL, as compared to a $10 million provision recorded in 2020. Other expenses (compensation and benefits and general and administrative expenses) increased by $20 million primarily due to increases in employee headcount, compensation, and investments in corporate infrastructure.
We recognized a $126 million gain using the hypothetical liquidation at book value method (HLBV) for our equity method investments in 2021, compared to $48 million of HLBV income in 2020, driven primarily by new investments in our portfolio, a subset of which had large one-time allocations of income under HLBV due to tax benefits recognized by our co-investors.
We recognized income tax expense of $17 million in 2021, compared to an income tax benefit of $3 million in 2020, driven primarily by the additional HLBV income described above.
GAAP net income in 2021 was $127 million, compared to $82 million in 2020. Distributable earnings in 2021 was $159 million, or an increase of approximately $41 million from 2020 due primarily to an increase in distributable earnings from both newly added in 2021 and existing equity method investments.

Leverage

The calculation of our fixed-rate debt and leverage ratios as of December 31, 2021 and December 31, 2020 are shown in the table below:

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	December 31, 2021	% of Total	December 31, 2020	% of Total
	($ in millions)		($ in millions)
Floating-rate borrowings (1)	$101	4%	$23	1%
Fixed-rate debt (2)	2,392	96%	2,166	99%
Total	$2,493	100%	$2,189	100%
Leverage (3)	1.6 to 1		1.8 to 1
(1)Floating-rate borrowings include borrowings under our floating-rate credit facilities.
(2)Debt excludes securitizations that are not consolidated on our balance sheet.
(3)Leverage, as measured by our debt-to-equity ratio.

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Portfolio
Our balance sheet portfolio totaled approximately $3.6 billion as of December 31, 2021, which included approximately $1.9 billion of behind-the-meter assets and approximately $1.7 billion of grid-connected assets. The following is an analysis of the performance of our portfolio as of December 31, 2021:

	Portfolio Performance
	Government	Commercial
	1 (1)	1 (1)	2 (2)	3 (3)	Total
	(dollars in millions)
Total receivables held-for-investment	$125	$1,316	$11	$8	$1,460
Less: Allowance for loss on receivables	—	(25)	(3)	(8)	(36)
Net receivables held-for-investment (4)	125	1,291	8	—	1,424
Receivables held-for-sale	—	22	—	—	22
Investments	11	7	—	—	18
Real estate	—	356	—	—	356
Equity method investments (5)	—	1,726	34	—	1,760
Total	$136	$3,402	$42	$—	$3,580
Percent of Portfolio	4%	95%	1%	—%	100%
Average remaining balance (6)	$6	$13	$11	$4	$12
(1)This category includes our assets where based on our credit criteria and performance to date, we believe that our risk of not receiving our invested capital remains low.
(2)This category includes our assets where based on our credit criteria and performance to date, we believe there is a moderate level of risk of not receiving some or all of our invested capital.
(3)This category includes our assets where based on our credit criteria and performance to date, we believe there is substantial doubt regarding our ability to recover some or all of our invested capital. Included in this category are two commercial receivables with a combined total carrying value of approximately $8 million as of December 31, 2021 which we have held on non-accrual status since 2017. We have recorded an allowance for the entire asset amounts. We expect to continue to pursue our legal claims with regards to these assets. This category previously contained an equity method investment in a wind project with no book value due to our allocation of impairment losses recorded by the project sponsor. We sold this equity method investment in the third quarter for nominal proceeds.
(4)Total reconciles to the total of the government receivables and commercial receivables lines of the consolidated balance sheets.
(5)Some of the individual projects included in portfolios that make up our equity method investments have government off-takers. As they are part of large portfolios, they are not classified separately.
(6)Average remaining balance is calculated gross of allowance for loss on receivables and excludes approximately 174 transactions each with outstanding balances that are less than $1 million and that in the aggregate total $84 million.

Guidance
The Company expects that annual distributable earnings per share will grow at a compounded annual rate of 10% to 13% from 2021 to 2024, relative to the 2020 baseline of $1.55 per share, which is equivalent to a 2024 midpoint of $2.40 per share. The Company also expects growth of annual dividends per share to be at a compounded annual rate of 5% to 8%. This guidance reflects the Company’s judgments and estimates of (i) yield on its existing portfolio; (ii) yield on incremental portfolio investments, inclusive of the Company’s existing pipeline; (iii) the volume

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and profitability of securitization transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of the Company’s forecasted operations; and (vi) the general interest rate and market environment. All guidance is based on current expectations of the ongoing and future impact of COVID-19 and the speed and efficacy of vaccine distribution on economic conditions, the regulatory environment, the dynamics of the markets in which we operate and the judgment of the Company’s management team, among other factors. In addition, actual dividend distributions are subject to approval by the Company’s Board of Directors on a quarterly basis. The Company has not provided GAAP guidance as discussed in the Forward-Looking Statements section of this press release.

Dividend
The Company is announcing today that its Board of Directors declared a quarterly cash dividend of $0.375 per share of common stock. This dividend will be paid on April 11, 2022, to stockholders of record as of April 4, 2022.

Conference Call and Webcast Information
Hannon Armstrong will host an investor conference call today, Thursday, February 17, 2022, at 5:00 p.m. Eastern time. The conference call can be accessed live over the phone by dialing 1-877-407-0890 or for international callers, +1-201-389-0918. Participants should inform the operator they want to be joined to the Hannon Armstrong call. The conference call will also be accessible as an audio webcast with slides on the Company’s website at https://investors.hannonarmstrong.com/. An online replay will be available for a limited time beginning immediately following the call.

About Hannon Armstrong
Hannon Armstrong (NYSE: HASI) is the first U.S. public company solely dedicated to investments in climate solutions, providing capital to leading companies in energy efficiency, renewable energy, and other sustainable infrastructure markets. With more than $8 billion in managed assets, Hannon Armstrong’s core purpose is to make climate-positive investments with superior risk-adjusted returns. For more information, please visit www.hannonarmstrong.com. Follow Hannon Armstrong on LinkedIn and Twitter @HannonArmstrong.

Forward-Looking Statements:
Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives, and include the ongoing impact of the current outbreak of the novel coronavirus (“COVID-19”). When we use the words

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“believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K as well as in other periodic reports that we file with the U.S. Securities and Exchange Commission (the "SEC").
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.
The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the HLBV method to these investments. In order to forecast under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transaction flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any distributable earnings guidance.
Estimated carbon savings are calculated using the estimated kilowatt hours, gallons of fuel oil, million British thermal units of natural gas and gallons of water saved as appropriate, for each project. The energy savings are converted into an estimate of metric tons of CO2 equivalent emissions based upon the project’s location and the corresponding emissions factor data from the U.S. Government and International Energy Agency. Portfolios of projects are represented on an aggregate basis.

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Investor Contact:
Chad Reed
investors@hannonarmstrong.com
410-571-6189

Media Contact:
Gil Jenkins
media@hannonarmstrong.com
443-321-5753

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HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Revenue
Interest income	$30,536	$24,512	$106,889	$95,559
Rental income	6,544	6,470	25,905	25,878
Gain on sale of receivables and investments	13,345	15,439	68,333	49,887
Fee income	3,270	2,468	12,039	15,583
Total revenue	53,695	48,889	213,166	186,907
Expenses
Interest expense	26,311	26,299	121,705	92,182
Provision for loss on receivables	(2,399)	4,467	496	10,096
Compensation and benefits	13,124	10,543	52,975	37,766
General and administrative	5,093	3,664	19,907	14,846
Total expenses	42,129	44,973	195,083	154,890
Income before equity method investments	11,566	3,916	18,083	32,017
Income (loss) from equity method investments	56,903	15,457	126,421	47,963
Income (loss) before income taxes	68,469	19,373	144,504	79,980
Income tax (expense) benefit	(5,648)	5,640	(17,158)	2,779
Net income (loss)	$62,821	$25,013	$127,346	$82,759
Net income (loss) attributable to non-controlling interest holders	401	88	767	343
Net income (loss) attributable to controlling stockholders	$62,420	$24,925	$126,579	$82,416
Basic earnings (loss) per common share	$0.73	$0.33	$1.57	$1.13
Diluted earnings (loss) per common share	$0.71	$0.32	$1.51	$1.10
Weighted average common shares outstanding—basic	84,698,890	75,400,321	79,992,922	72,387,581
Weighted average common shares outstanding—diluted	88,609,807	84,843,939	87,671,641	74,373,169

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HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$226,204	$286,250
Equity method investments	1,759,651	1,279,651
Commercial receivables, net of allowance of $36 million and $36 million, respectively	1,298,529	965,452
Government receivables	125,409	248,455
Receivables held-for-sale	22,214	—
Real estate	356,088	359,176
Investments	17,697	55,377
Securitization assets	210,354	164,342
Other assets	132,165	100,364
Total Assets	$4,148,311	$3,459,067
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$88,866	$59,944
Credit facilities	100,473	22,591
Commercial paper notes	50,094	—
Non-recourse debt (secured by assets of $573 million and $723 million, respectively)	429,869	592,547
Senior unsecured notes	1,762,763	1,283,335
Convertible notes	149,731	290,501
Total Liabilities	2,581,796	2,248,918
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 85,326,781 and 76,457,415 shares issued and outstanding, respectively	853	765
Additional paid in capital	1,727,667	1,394,009
Accumulated deficit	(193,706)	(204,112)
Accumulated other comprehensive income (loss)	9,904	12,634
Non-controlling interest	21,797	6,853
Total Stockholders’ Equity	1,566,515	1,210,149
Total Liabilities and Stockholders’ Equity	$4,148,311	$3,459,067

EXPLANATORY NOTES
Non-GAAP Financial Measures
Distributable Earnings

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We calculate distributable earnings as GAAP net income (loss) excluding non-cash equity compensation expense, provisions for loss on receivables, amortization of intangibles, non-cash provision (benefit) for taxes, losses or (gains) from modification or extinguishment of debt facilities, any one-time acquisition related costs or non-cash tax charges and the earnings attributable to our non-controlling interest of Hannon Armstrong Sustainable Infrastructure, L.P., a Delaware limited partnership (our "operating partnership"). We also make an adjustment to our equity method investments in the renewable energy projects as described below. We will use judgment in determining when we will reflect the losses on receivables in our distributable earnings, and will consider certain circumstances such as the time period in default, sufficiency of collateral as well as the outcomes of any related litigation. In the future, distributable earnings may also exclude one-time events pursuant to changes in GAAP and certain other adjustments as approved by a majority of our independent directors.
We believe a non-GAAP measure, such as distributable earnings, that adjusts for the items discussed above is and has been a meaningful indicator of our economic performance and is useful to our investors as well as management in evaluating our performance as it relates to expected dividend payments over time. As a REIT, we are required to distribute substantially all of our taxable income to investors in the form of dividends, which is a principal focus of our investors. Additionally, we believe that our investors also use distributable earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of distributable earnings is useful to our investors.
Certain of our equity method investments in renewable energy and energy efficiency projects are structured using typical partnership “flip” structures where the investors with cash distribution preferences receive a pre-negotiated return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership “flips” and the common equity investor, often the operator or sponsor of the project, receives more of the cash flows through its equity interests while the previously preferred investors retain an ongoing residual interest. We have made investments in both the preferred and common equity of these structures. Regardless of the nature of our equity interest, we typically negotiate the purchase prices of our equity investments, which have a finite expected life, based on our assessment of the expected cash flows we will receive from these projects discounted back to the net present value, based on a target investment rate, with the expected cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. We use a similar approach in the underwriting of our receivables.
Under GAAP, we account for these equity method investments utilizing the HLBV method. Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the negotiated profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The HLBV allocations of income or loss may be impacted by the receipt of tax attributes, as tax equity investors are allocated losses in proportion to the tax benefits received, while the sponsors of the project are allocated gains of a similar amount. In addition, the agreed

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upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations.
The cash distributions for those equity method investments where we apply HLBV are segregated into a return on and return of capital on our cash flow statement based on the cumulative income (loss) that has been allocated using the HLBV method. However, as a result of the application of the HLBV method, including the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations, the distributions and thus the economic returns (i.e. return on capital) achieved from the investment are often significantly different from the income or loss that is allocated to us under the HLBV method. Thus, in calculating distributable earnings, for certain of these investments where there are characteristics as described above, we further adjust GAAP net income (loss) to take into account our calculation of the return on capital (based upon the underwritten investment rate) from our renewable energy equity method investments, as adjusted to reflect the performance of the project and the cash distributed. We believe this equity method investment adjustment to our GAAP net income (loss) in calculating our distributable earnings measure is an important supplement to the HLBV income allocations determined under GAAP for an investor to understand the economic performance of these investments where HLBV income can differ substantially from the economic returns.

In 2021, we acquired equity investments in portfolios of renewable energy projects which have the majority of the distributions payable to more senior investors in the first few years of the project.The following table provides our results related to our equity method investments for the three months and year ended December 31, 2021 and 2020,

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in millions)
Income (loss) under GAAP	$57	$15	$126	$48

Distributable earnings	$27	$15	$104	$55
Return of capital/(deferred cash collections)	(9)	7	(51)	102
Cash collected	$18	$22	$53	$157
Distributable earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating distributable earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported distributable earnings may not be comparable to similar metrics reported by other companies.

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Reconciliation of our GAAP Net Income to Distributable Earnings
We have calculated our distributable earnings and provided a reconciliation of our GAAP net income to distributable earnings for the three months and year ended December 31, 2021 and 2020 in the tables below.

	For the three months ended December 31, 2021		For the three months ended December 31, 2020
	(dollars in thousands, except per share amounts)
	$	per share	$	per share
Net income attributable to controlling stockholders (1)	$62,420	$0.71	$24,925	$0.32
Distributable earnings adjustments:
Reverse GAAP (income) loss from equity method investments	(56,903)		(15,458)
Add equity method investments earnings	27,135		14,943
Equity-based compensation charges	3,544		5,176
Provision for loss on receivables	(2,399)		4,467
Other adjustments (2)	6,890		(4,728)
Distributable earnings (3)	$40,687	$0.47	$29,325	$0.37
(1)The per share amounts represent GAAP diluted earnings per share and is the most comparable GAAP measure to our distributable earnings per share.
(2)See Other adjustments table below.
(3)Distributable earnings per share for the three months ended December, 2021 and 2020, are based on 87,143,351 shares and 79,820,082 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards, restricted stock units, long-term incentive plan units, and the non-controlling interest in our operating partnership. We include any potential common stock issuance in our distributable earnings per share calculation related to our convertible notes using the treasury stock method and any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. To the extent a convertible note is converted during the period, we include its dilution using the treasury stock method until the date of conversion, after which we include the shares issued upon conversion. We believe the use of the treasury stock method is an appropriate representation of the potential dilution when considering the economic behaviors of the holders of the instrument.

	For the year ended December 31, 2021		For the year ended December 31, 2020
	(dollars in thousands, except per share amounts)
	$	per share	$	per share
Net income attributable to controlling stockholders (1)	$126,579	$1.51	$82,416	$1.10
Distributable earnings adjustments:
Reverse GAAP (income) loss from equity method investments	(126,421)		(47,963)
Add equity method investments earnings	103,707		55,305
Equity-based compensation charges	17,047		16,791
Provision for loss on receivables	496		10,096
(Gain) loss on debt modification or extinguishment	16,083		—
Other adjustments (2)	21,232		855
Distributable earnings (3)	$158,723	$1.88	$117,500	$1.55
(1)The per share amounts represent GAAP diluted earnings per share and is the most comparable GAAP measure to our distributable earnings per share.
(2)See Other adjustments table below.
(3)Distributable earnings per share for the years ended December 31, 2021 and 2020, are based on 84,268,341 shares and 75,588,286 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock

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awards, restricted stock units, long-term incentive plan units, and the non-controlling interest in our operating partnership. We include any potential common stock issuance in our distributable earnings per share calculation related to our convertible notes using the treasury stock method and any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. To the extent a convertible note is converted during the period, we include its dilution using the treasury stock method until the date of conversion, after which we include the shares issued upon conversion. We believe the use of the treasury stock method is an appropriate representation of the potential dilution when considering the economic behaviors of the holders of the instrument.

The table below provides a reconciliation of the Other adjustments:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Other adjustments
Amortization of intangibles (1)	$841	$824	$3,307	$3,291
Non-cash provision (benefit) for income taxes	5,648	(5,640)	17,158	(2,779)
Net income attributable to non-controlling interest	401	88	767	343
Other adjustments	$6,890	$(4,728)	$21,232	$855

(1)	Adds back non-cash amortization of lease and pre-IPO intangibles.

The table below provides a reconciliation of GAAP SG&A expenses to Distributable SG&A expenses:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
GAAP SG&A expenses
Compensation and benefits	$13,124	$10,542	$52,975	$37,766
General and administrative	5,093	3,665	19,907	14,846
Total SG&A expenses (GAAP)	$18,217	$14,207	$72,882	$52,612
Distributable SG&A expenses adjustments:
Non-cash equity-based compensation charge (1)	$(3,544)	$(5,176)	$(17,047)	$(16,791)
Amortization of intangibles (2)	(69)	(52)	(218)	(202)
Distributable SG&A expenses adjustments	(3,613)	(5,228)	(17,265)	(16,993)
Distributable SG&A expenses	$14,604	$8,979	$55,617	$35,619

(1)	Reflects add back of non-cash amortization of equity-based compensation. Outstanding grants related to equity-based compensation are included in the distributable earnings per share calculation.
(2)	Adds back non-cash amortization of pre-IPO intangibles.

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Distributable Net Investment Income

We have a portfolio of debt and equity investments in climate change solutions. We calculate distributable net investment income by adjusting GAAP-based net investment income for those distributable earnings adjustments described above which impact investment income. We believe that this measure is useful to investors as it shows the recurring income generated by our portfolio after the associated interest cost of debt financing. Our management also uses distributable net investment income in this way. Our non-GAAP distributable net investment income measure may not be comparable to similarly titled measures used by other companies. The following is a reconciliation of our GAAP-based net investment income to our distributable net investment income:

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
	(in thousands)
Interest income	$30,536	$24,512	$106,889	$95,559
Rental income	6,544	6,470	25,905	25,878
GAAP-based investment revenue	37,080	30,982	132,794	121,437
Interest expense	26,311	26,299	121,705	92,182
GAAP-based net investment income	10,769	4,683	11,089	29,255
Equity method earnings adjustment (1)	27,135	14,943	103,707	55,305
(Gain) loss on debt modification or extinguishment (2)	—	—	16,083	—
Amortization of real estate intangibles (3)	772	772	3,089	3,089
Distributable net investment income	$38,676	$20,398	$133,968	$87,649

(1)     Reflects adjustment for equity method investments described above.

(2)    Adds back losses related to debt prepayments included in interest expense in our income statement.

(3)    Adds back non-cash amortization related to acquired real estate leases.

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Managed Assets

As we both consolidate assets on our balance sheet and securitize assets, certain of our receivables and other assets are not reflected on our balance sheet where we may have a residual interest in the performance of the investment, such as servicing rights or a retained interest in cash flows. Thus, we present our investments on a non-GAAP “managed” basis, which assumes that securitized receivables are not sold. We believe that our Managed Asset information is useful to investors because it portrays the amount of both on- and off-balance sheet receivables that we manage, which enables investors to understand and evaluate the credit performance associated with our portfolio of receivables, investments, and residual assets in securitized receivables. Our non-GAAP Managed Assets measure may not be comparable to similarly titled measures used by other companies.

The following is a reconciliation of our GAAP-based Portfolio to our Managed Assets as of December 31, 2021 and December 31, 2020:

	As of
	December 31, 2021	December 31, 2020
	(dollars in millions)
Equity method investments	$1,760	$1,280
Commercial receivables, net of allowance	1,299	248
Government receivables	125	965
Receivables held-for-sale	22	—
Real estate	356	359
Investments	18	55
GAAP-Based Portfolio	3,580	2,907
Assets held in securitization trusts	5,199	4,308
Managed assets	$8,779	$7,215